EXHIBIT 99.1

European Wax Center, Inc. Reports Fourth Quarter and Fiscal Year 2023 Results

Issues fiscal 2024 outlook

Fiscal Year 2023 versus 2022

•
Net new centers increased 10.6% to 1,044 total centers in 45 states
•
System-wide sales of $955.0 million increased 6.3%
•
Total revenue of $221.0 million increased 6.6%
•
Same-store sales increased 2.9%
•
GAAP net income of $12.3 million and Adjusted net income of $22.5 million
•
Adjusted EBITDA of $76.0 million

Plano, TX, March 6, 2024 - Today, European Wax Center, Inc. (NASDAQ: EWCZ), the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States, reports financial results for the 14 and 53 weeks ended January 6, 2024.

David Willis, Chief Executive Officer of European Wax Center, Inc. stated: “European Wax Center delivered a strong fourth quarter and equally strong full year 2023 performance. We opened 100 net new centers in 2023, all of which were developed by existing operators, demonstrating continued demand from our franchisees. Further, our core guests, Wax Pass and routine guests, remained firmly committed to their personal care routines, demonstrated by their recurring, predictable revenue stream comprising more than 75% of our $955 million in full year system-wide sales.”

Mr. Willis continued, “Looking ahead, we are entering 2024 with confidence in our model, our loyal core guest base, well-capitalized franchisees, and a deep development pipeline. We expect to deliver another year of top and bottom-line growth, driven by new center openings and in-center sales growth. 2024 is the 20th anniversary of the European Wax Center brand, and we’re excited to extend our position as the undisputed leader in out-of-home hair removal and we expect that we will continue to take share in this highly fragmented category.”

Results for the Fourth Quarter of Fiscal 2023 versus Fiscal 2022

•
Franchisees opened 18 net new centers, and we ended the year with 1,044 centers, representing a 10.6% increase versus 944 centers in prior year period.
•
System-wide sales of $241.7 million increased 7.2% from $225.4 million in the prior year period, primarily driven by net new centers opened over the past twelve months and increased spend by guests at existing centers.
•
Total revenue of $56.3 million increased 5.2% from $53.5 million in the prior year period.
•
Same-store sales increased 1.3%.
•
Selling, general and administrative expenses (“SG&A”) of $13.7 million decreased 6.0% from $14.6 million in the prior year period. SG&A as a percent of total revenue decreased 290 basis points to 24.4% from 27.3%, primarily due to decreases in technology and insurance costs which were partially offset by increases in payroll and benefits and expenses related to the pilot of laser hair removal.
•
Interest expense of $6.6 million decreased from $7.2 million in the prior year period, primarily due to an increase in interest income from the Company’s short-term investments.
•
Income tax expense was $2.2 million compared to an income tax benefit of $53.3 million in the fourth quarter of fiscal 2022. The income tax benefit in fiscal 2022 was primarily attributable to the release of a valuation allowance on deferred tax assets.

•
Net income of $3.6 million increased 59.1% from $2.3 million in the prior year period. Adjusted net income of $6.0 million decreased from $48.7 million in the prior year period, primarily due to the income tax benefit recognized in fiscal 2022 from the release of a valuation allowance on deferred tax assets.
•
Adjusted EBITDA of $19.3 million increased 0.3% from $19.2 million in the prior year period. As a percent of total revenue, Adjusted EBITDA margin decreased 170 basis points to 34.2% from 35.9%.
•
The Company repurchased $23.6 million of its Class A Common Stock during the period and has cumulatively repurchased the full $40 million authorized under its current share repurchase program.

Annual Results for Fiscal 2023 versus Fiscal 2022

•
Franchisees opened 100 net new centers in fiscal 2023.
•
System-wide sales of $955.0 million grew 6.3% from $898.6 million in the prior year, primarily driven by net new centers opened over the past twelve months and increased spend by guests at existing centers.
•
Total revenue of $221.0 million increased 6.6% from $207.4 million in the prior year.
•
Same-store sales increased 2.9%.
•
SG&A of $59.5 million increased 0.9% from $59.0 million in the prior year. SG&A as a percent of total revenue improved 150 basis points to 26.9% from 28.4%, primarily due to a reduction in professional fees related to the Company’s refinancing and secondary offering in 2022 and a reduction in technology fees. These reductions were partially offset by increased share-based compensation expense resulting from the modification of certain equity awards in the current year as well as increases in corporate marketing and expenses related to the pilot of laser hair removal.
•
Interest expense of $26.7 million increased from $23.6 million in the prior year due to higher average principal balances and interest rates following the Company’s refinancing in 2022, partially offset by the nonrecurrence of a $2.0 million loss on debt extinguishment and an increase in interest income from the Company’s short-term investments.
•
Income tax expense was $6.2 million compared to an income tax benefit of $53.2 million in fiscal 2022. The income tax benefit in fiscal 2022 was primarily attributable to the release of a valuation allowance on deferred tax assets.
•
Net income of $12.3 million decreased 9.3% from $13.6 million in the prior year. Adjusted net income of $22.5 million decreased from $71.5 million in the prior year, primarily due to the income tax benefit recognized in fiscal 2022 from the release of a valuation allowance on deferred tax assets.
•
Adjusted EBITDA of $76.0 million increased 6.1% from $71.6 million in the prior year. As a percent of total revenue, Adjusted EBITDA margin decreased 10 basis points to 34.4% from 34.5%.

Balance Sheet and Cash Flow

The Company ended the year with $52.7 million in cash and cash equivalents, $6.5 million in restricted cash, $394.0 million in borrowings outstanding under its senior secured notes and no outstanding borrowings under its revolving credit facility. Net cash provided by operating activities totaled $55.6 million during fiscal 2023.

Fiscal 2024 Outlook(1)

The Company provides the following outlook for fiscal year 2024:

Fiscal 2024 Outlook
New Center Openings, Net	75 to 80
System-Wide Sales	$1,000 million to $1,025 million
Total Revenue	$225 million to $232 million
Same-Store Sales	2% to 5%
Adjusted Net Income(2)	$22 million to $25 million
Adjusted EBITDA(3)	$75 million to $80 million

(1) Fiscal 2022 and Fiscal 2023 each included a 53rd week in the fourth quarter. The Company estimates the 53rd week contribution to the top and bottom line is approximately equal to the contribution from an average fourth quarter week. The Company’s current outlook assumes no meaningful change in consumer behavior driven by inflationary pressures and no further impacts from incremental tightening in the labor market beyond what we see today.

(2) Adjusted net income outlook assumes an effective tax rate of approximately 25% for Fiscal 2024 computed by applying our estimated blended statutory tax rate and incorporating the effect of nondeductible and other rate impacting adjustments.

(3) Adjusted EBITDA includes approximately $4 million of costs related to the Company’s investment in laser.

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Webcast and Conference Call Information

European Wax Center, Inc. will host a conference call to discuss fourth quarter and fiscal 2023 results today, March 6, 2024, at 8:00 a.m. ET/7:00 a.m. CT. To access the conference call dial-in information, analysts should click here to register online at least 15 minutes before the start of the call. All other participants are asked to access the earnings webcast via https://investors.waxcenter.com. A replay of the webcast will be available two hours after the call and archived on the same web page for one year.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which now includes more than 1,000 centers in 45 states, generated sales of $955 million in fiscal 2023. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to European Wax Center, Inc.’s strategy, outlook and growth prospects, its operational and financial outlook for fiscal 2024 and its long-term targets and algorithm, including but not limited to statements under the heading “Fiscal 2024 Outlook” and statements by European Wax Center’s executive. Words including “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the operational and financial results of its franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain of effectively respond to a loss of key executives; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver its products; changes in supply costs and decreases in the Company’s product sourcing revenue; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits it may claim; changes in general economic and business conditions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued operations and growth strategy and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 6, 2024 filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.waxcenter.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA and Adjusted net income. Management believes these non-GAAP financial measures are useful because they enable management, investors, and others to assess the operating performance of the Company.

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs and other one-time expenses.

We define Adjusted net income (loss) as net income (loss) adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, debt extinguishment costs, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs and other one-time expenses. Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release.

This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted net income. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA and Adjusted net income (loss) to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Glossary of Terms for Our Key Business Metrics

System-Wide Sales. System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised system-wide sales as revenue, our royalty revenue is calculated based on a percentage of franchised system-wide sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.

Same-Store Sales. Same-store sales reflect the change in year-over-year sales from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

(Unaudited)

	January 6, 2024	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$52,735	$44,219
Restricted cash	6,493	6,575
Accounts receivable, net	9,250	6,932
Inventory, net	20,767	23,017
Prepaid expenses and other current assets	6,252	5,574
Total current assets	95,497	86,317
Property and equipment, net	2,284	2,747
Operating lease right-of-use assets	4,012	4,899
Intangible assets, net	164,073	183,030
Goodwill	328,551	328,551
Deferred income taxes	138,215	106,187
Other non-current assets	3,094	4,301
Total assets	$735,726	$716,032
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,966	$18,547
Long-term debt, current portion	4,000	4,000
Tax receivable agreement liability, current portion	9,363	4,867
Deferred revenue, current portion	5,261	4,084
Operating lease liabilities, current portion	1,232	1,312
Total current liabilities	37,822	32,810
Long-term debt, net	372,000	370,935
Tax receivable agreement liability, net of current portion	197,273	167,293
Deferred revenue, net of current portion	6,615	6,901
Operating lease liabilities, net of current portion	3,158	4,227
Other long-term liabilities	2,246	3,562
Total liabilities	619,114	585,728
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, none issued and outstanding as of January 6, 2024 and December 31, 2022, respectively)	—	—
Class A common stock ($0.00001 par value, 600,000,000 shares authorized, 51,261,001 and 45,277,325 shares issued and 48,476,981 and 44,561,685 outstanding as of January 6, 2024 and December 31, 2022, respectively)	—	—
Class B common stock ($0.00001 par value, 60,000,000 shares authorized, 12,278,876 and 18,175,652 shares issued and outstanding as of January 6, 2024 and December 31, 2022, respectively)	—	—
Treasury stock, at cost, 2,784,020 and 715,640 shares of Class A common stock as of January 6, 2024 and December 31, 2022, respectively	(40,000)	(10,080)
Additional paid-in capital	232,848	207,517
Accumulated deficit	(109,506)	(118,437)
Total stockholders’ equity attributable to European Wax Center, Inc.	83,342	79,000
Noncontrolling interests	33,270	51,304
Total stockholders’ equity	116,612	130,304
Total liabilities and stockholders’ equity	$735,726	$716,032

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

(Unaudited)

	For the Fourteen Weeks Ended		For the Years Ended
	January 6, 2024	December 31, 2022	January 6, 2024	December 31, 2022
REVENUE
Product sales	$31,812	$30,900	$125,269	$117,745
Royalty fees	13,509	12,493	53,352	49,733
Marketing fees	7,626	7,077	29,994	28,041
Other revenue	3,378	3,053	12,409	11,832
Total revenue	56,325	53,523	221,024	207,351
OPERATING EXPENSES
Cost of revenue	15,559	16,059	62,637	59,227
Selling, general and administrative	13,716	14,593	59,485	58,951
Advertising	9,277	5,656	33,869	28,659
Depreciation and amortization	5,022	5,057	20,170	20,231
Loss on disposal of assets and non-cancellable contracts	7	2	7	7
Total operating expenses	43,581	41,367	176,168	167,075
Income from operations	12,744	12,156	44,856	40,276
Interest expense, net	6,591	7,235	26,686	23,626
Other (income) expense	344	55,926	(412)	56,228
Income (loss) before income taxes	5,809	(51,005)	18,582	(39,578)
Income tax expense (benefit)	2,198	(53,274)	6,236	(53,191)
NET INCOME	$3,611	$2,269	$12,346	$13,613
Less: net income attributable to noncontrolling interests	1,125	1,367	3,415	6,336
NET INCOME ATTRIBUTABLE TO EUROPEAN WAX CENTER, INC.	$2,486	$902	$8,931	$7,277

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	For the Years Ended
	January 6, 2024	December 31, 2022
Cash flows from operating activities:
Net income	$12,346	$13,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,170	20,231
Amortization of deferred financing costs	5,417	3,852
Gain on interest rate cap	—	(196)
Loss on debt extinguishment	—	1,957
Provision for inventory obsolescence	(63)	(66)
Provision for bad debts	129	76
Loss on disposal of property and equipment	11	7
Deferred income taxes	5,623	(53,714)
Remeasurement of tax receivable agreement liability	(512)	56,228
Equity-based compensation	10,988	9,033
Changes in assets and liabilities:
Accounts receivable	(2,701)	(802)
Inventory, net	2,313	(3,528)
Prepaid expenses and other assets	1,213	3,186
Accounts payable and accrued liabilities	529	(5,694)
Deferred revenue	891	1,194
Other long-term liabilities	(752)	(1,022)
Net cash provided by operating activities	55,602	44,355
Cash flows from investing activities:
Purchases of property and equipment	(785)	(245)
Net cash used in investing activities	(785)	(245)
Cash flows from financing activities:
Proceeds on long-term debt	—	384,328
Principal payments on long-term debt	(4,000)	(182,000)
Deferred loan costs	—	(12,419)
Payments of debt extinguishment costs	—	(77)
Distributions to EWC Ventures LLC members	(3,398)	(8,697)
Payment of Class A common stock offering costs	—	(870)
Repurchase of Class A common stock	(29,920)	(10,080)
Taxes on vested restricted stock units paid by withholding shares	(537)	(643)
Dividends to holders of Class A common stock	—	(122,227)
Dividend equivalents to holders of EWC Ventures units	(2,849)	(83,020)
Payments pursuant to tax receivable agreement	(5,679)	(912)
Net cash used in financing activities	(46,383)	(36,617)
Net increase in cash, cash equivalents and restricted cash	8,434	7,493
Cash, cash equivalents and restricted cash, beginning of period	50,794	43,301
Cash, cash equivalents and restricted cash, end of period	$59,228	$50,794
Supplemental cash flow information:
Cash paid for interest	$22,244	$18,460
Cash paid for income taxes	$860	$169
Non-cash investing activities:
Property purchases included in accounts payable and accrued liabilities	$—	$37
Right-of-use assets obtained in exchange for operating lease obligations	$368	$—

Reconciliation of GAAP net income to Adjusted net income:

	For the Fourteen Weeks Ended		For the Years Ended
	January 6, 2024	December 31, 2022	January 6, 2024	December 31, 2022
(in thousands)
Net income	$3,611	$2,269	$12,346	$13,613
Equity-based compensation(1)	1,499	1,580	10,988	9,033
Remeasurement of tax receivable agreement liability (2)	344	55,926	(412)	56,228
Transaction costs (3)	—	—	—	1,405
Other (4)	—	406	—	666
Loss on extinguishment of debt	—	—	—	1,957
Tax effect of adjustments to net income (5)	546	(11,451)	(389)	(11,451)
Adjusted net income	$6,000	$48,730	$22,533	$71,451

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash expense related to the remeasurement of our tax receivable agreement liability and contractual cash interest paid on our tax receivable agreement liability.

(3) Represents costs related to our Secondary offering of Class A common stock by selling stockholders and certain costs incurred in connection with our securitization transaction.

(4) Represents non-core operating expenses identified by management. For fiscal year 2022 these costs relate to executive severance.

(5) Represents the income tax impact of non-GAAP adjustments computed by applying our estimated blended statutory tax rate to our share of the identified items and incorporating the effect of nondeductible and other rate impacting adjustments.

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA:

	For the Fourteen Weeks Ended		For the Years Ended
	January 6, 2024	December 31, 2022	January 6, 2024	December 31, 2022
(in thousands)
Net income	$3,611	$2,269	$12,346	$13,613
Interest expense, net	6,591	7,235	26,686	23,626
Income tax expense (benefit)	2,198	(53,274)	6,236	(53,191)
Depreciation and amortization	5,022	5,057	20,170	20,231
EBITDA	$17,422	$(38,713)	$65,438	$4,279
Equity-based compensation(1)	1,499	1,580	10,988	9,033
Remeasurement of tax receivable agreement liability (2)	344	55,926	(412)	56,228
Transaction costs (3)	—	—	—	1,405
Other (4)	—	406	—	666
Adjusted EBITDA	$19,265	$19,199	$76,014	$71,611
Adjusted EBITDA margin	34.2%	35.9%	34.4%	34.5%

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash expense related to the remeasurement of our tax receivable agreement liability and contractual cash interest paid on our tax receivable agreement liability.

(3) Represents costs related to our Secondary offering of Class A common stock by selling stockholders and certain costs incurred in connection with our securitization transaction.

(4) Represents non-core operating expenses identified by management. For fiscal year 2022 these costs relate to executive severance.

Investor Contact

European Wax Center, Inc.

Bethany Johns

IR@myewc.com

469-270-6888

Edelman Smithfield for European Wax Center

EWCIR@edelman.com

Media Contact

Creative Media Marketing

Carolanne Coviello

Ewc@cmmpr.com

212-979-8884 ext 209